Exhibit 99.1
Press Release
AVIS BUDGET GROUP REPORTS RESULTS
FOR THIRD QUARTER 2006
•	Revenue increased 1%, to a record $1.57 billion.

•	Avis Budget Car Rental generated EBITDA of $141 million excluding separation costs.

•	Avis Budget Car Rental generated pretax income of $85 million excluding separation costs.

•	Avis Budget Car Rental generated pretax income of $65 million.

•	Company expanded off-airport, increasing local-rental revenues by 13%.

•	Company updates its full-year 2006 financial estimates.
Parsippany, N.J., November 8, 2006 — Avis Budget Group, Inc. (NYSE: CAR) today reported results for its third quarter, which ended September 30, 2006. Revenue increased 1%, to a record $1.57 billion, compared to third quarter 2005, and pretax income was a loss of $461 million due to costs related to the Company’s separation into four independent companies. Excluding these separation-related costs, pretax income was $19 million.
Avis Budget Car Rental, LLC and its subsidiaries, the companies that operate our vehicle rental business, had EBITDA excluding separation costs of $141 million, pretax income excluding separation costs of $85 million and pretax income of $65 million in the third quarter. For the nine months ended September 30, 2006, Avis Budget Car Rental grew revenue by 8% to $4.3 billion and had EBITDA excluding separation costs of $308 million, pretax income excluding separation costs of $183 million and pretax income of $161 million.
“Our strategic objectives as a stand-alone vehicle rental company remain unchanged. In particular, in the third quarter we continued our aggressive expansion of our local market initiatives and remain on target to add 200 new outlets by year-end. Moreover, we have entered into and significantly expanded insurance replacement account relationships and fully expect to double our revenue in that important segment of local rentals during this year as compared to last year,” said Avis Budget Group Chairman and Chief Executive Officer Ronald L. Nelson. “In addition, our third quarter 2006 results reflect our continuing emphasis on optimizing our prices and on cost-reduction initiatives amid the challenges we face, particularly rising fleet costs which are impacting the entire industry.”
Executive Summary
Third Quarter Results
The third quarter marked an historic time for Avis Budget Group. We completed our separation from three other companies previously under our corporate umbrella, and we adopted our new name, which reflects our two leading brands in the vehicle rental industry. And while our consolidated results reflect numerous effects of our separation activities, our core vehicle rental business continued to grow.
In the third quarter, our car rental revenues increased 4% year-over-year, driven primarily by a 5% increase in car rental pricing, as measured by time and mileage revenue per rental day. We achieved pricing increases in both our commercial and our leisure rentals, although competitive pressures were particularly intense with respect to commercial pricing. Our car rental volumes declined slightly compared to third quarter 2005. This reflected lower-than-expected U.S. domestic enplanements, including the disruption in air travel caused by the international terrorism scare in August.
Our car fleet costs increased 11% year-over-year, reflecting industry-wide cost increases for model-year 2006 and 2007 cars and a slight decline in our average fleet size. Including interest expense on the corporate debt issued in April 2006, substantially all of which was used to finance our fleet during the quarter, Avis Budget Car Rental’s total net interest expense increased $41 million year-over-year. Other operating expenses, excluding fleet-related and separation costs, remained relatively constant as a percentage of revenue, as our cost-reduction initiatives began to take hold.
Truck rental results were disappointing in the quarter but, as announced last week, we have moved quickly to implement a restructuring plan that has five basic tenets: a streamlining of the existing management structure; a relocation of the current Truck management functions from Denver to Parsippany; an integration of the Truck back-office functions into existing car rental operations; the creation of a separate local rental sales force to focus on truck, insurance replacement and general-use business; and a realignment of the truck fleet mix to more aggressively pursue mid-week commercial rental opportunities. Fourth quarter results are expected to include a charge of approximately $10-12 million related to our restructuring activities, but we expect to see significant benefits from the restructuring in future periods.
Avis Budget Car Rental’s pretax income excluding separation-related expenses declined year-over-year due to increased fleet and interest costs that were not offset by increased pricing. Pretax income for Avis Budget Group was also impacted by unrecovered corporate expenses related to the discontinued operations treatment of our former subsidiaries. Most of these corporate costs are not expected to be incurred going forward. Due to the complexity of the tax calculations required as a result of our separation, income tax expense figures, earnings per share calculations and discontinued operations information for Avis Budget Group, Inc. will be provided in our Form 10-Q, anticipated to be filed on or about November 14, 2006.

Full-Year
Full-year 2006 results for Avis Budget Car Rental are now expected to be much closer to the lower end of ranges previously provided in August. This reflects both lower-than-expected revenues and higher-than-expected operating costs across our vehicle rental operations in the second half of 2006. These estimates exclude the impact of separation-related expenses and also exclude the restructuring charge of approximately $10-12 million that the Company expects to record in the fourth quarter, primarily related to our truck rental operations.
Business Segment Discussion
 The following discussion of third quarter operating results focuses on revenue and EBITDA for each of our core operating segments. Revenue and EBITDA are expressed in millions.
Domestic Car Rental
(Consisting of the Company’s U.S. Avis and Budget car rental operations)

	2006	2005	% change

Revenue	$1,190	$1,169	2%

EBITDA	$57	$91	(37%)

Revenue increased primarily due to a 5% increase in time and mileage per day rates offset by a 3% reduction in rental days. EBITDA declined as the price increases were offset by higher fleet costs, year-over-year. The 3% decrease in rental days primarily reflects reduced leisure volume as enplanements declined year-over-year amid reduced airline capacity. Results for 2006 include $16 million of separation-related expenses and results for 2005 include a $10 million legal settlement expense.
International Car Rental
(Consisting of the Company’s international Avis and Budget car rental operations)

	2006	2005	% change

Revenue	$222	$192	16%

EBITDA	$44	$41	7%

Revenue increased primarily due to a 3% increase in time and mileage per day rates and a 12% increase in rental days. EBITDA increased year-over-year due to the revenue increase but was impacted by higher fleet costs. The rental day volume increases reflect the acquisition of the Toronto, Canada and Melbourne, Australia Budget franchises in late 2005 and early 2006, respectively, as well as strong organic growth in our Australian operations. Results for 2006 include separation-related expenses of $1 million.
Truck Rental
(Consisting of the Company’s Budget Truck rental business)

	2006	2005	% change

Revenue	$141	$169	(17%)

EBITDA	$20	$41	(51%)

Revenue decreased primarily due to a 4% decrease in time and mileage per day rates and a 16% reduction in rental day volume. EBITDA decreased due to the revenue decline and increased fleet costs as we continued our fleet modernization efforts. The volume declines were driven principally by fewer commercial rentals and a 6% decline in our average fleet size, and the price declines largely resulted from a lower volume of one-way rentals. Results for 2006 include separation-related expenses of $3 million.
Other Items
•	Redemption of Legacy Bonds — In September, the Company redeemed $63 million of outstanding bonds issued by Cendant Corporation. This redemption was in addition to the previously announced retirement in July and August of $3.5 billion of outstanding bonds issued by Cendant Corporation.

•	Avis Budget Car Rental Debt Retirement — The Company used $19 million of free cash flow to reduce its outstanding corporate debt.

•	Reverse Stock-Split — The Company effected a one-for-ten reverse stock split effective September 5.

•	Separation Costs — Third quarter 2006 expenses include separation costs of $480 million. This includes $313 million of costs related to the early extinguishment of debt, $96 million of transaction costs and $71 million of incremental stock-based compensation costs. Approximately $460 million of these costs was recorded in the Corporate and Other segment, while the remaining $20 million was recorded in the operating segments.

•	Discontinued Operations — In its reported results, the Company will classify as discontinued operations the results of our former Realogy, Travelport and Wyndham businesses for 2006 and 2005, and the results of our former Marketing Services business for 2005. We expect to record an after-tax loss of approximately $950 million related to the sale of Travelport in the third quarter, principally due to transaction-specific items and taxes which could not be reflected until completion of the sale.

•	PHH — The Company’s former PHH Corporation subsidiary filed a Current Report on Form 8-K on October 30, 2006 in which PHH reiterated that the resolution of certain accounting matters is expected to result in changes to PHH’s previously filed financial statements. The Company has completed a preliminary review of these accounting matters and believes that such matters may require a restatement of certain of its previously filed financial statements to address these matters, which include its allocation among current and former reporting units of the goodwill associated with its 2001 acquisition of Avis Group Holdings (then parent of PHH’s fleet management and Wright Express fuel card businesses). Such re-allocation may result in a restatement of the gain recorded upon the initial public offering of Wright Express and may also result in a prior period impairment charge, which in turn could result in a restatement of the impairment charge recorded upon the spin-off of PHH in first quarter 2005. In either case, any such changes will be reflected in the discontinued operations of Avis Budget and are not expected to have a material impact on the historical or future results of the continuing operations of Avis Budget. In addition, we may also record additional adjustments to discontinued operations over the period of 2001-2005 which we believe would increase the Company’s aggregate net income over that period (with a corresponding offsetting decrease to net income for periods prior to 2001). However, since PHH has neither re-filed its prior financial statements nor, to the Company’s knowledge, completed its evaluation of all such accounting matters, the Company is unable to complete its assessment of whether and how these accounting matters will affect the Company’s previously filed financial statements.
Outlook
 The following table presents Avis Budget Car Rental’s pro forma 2005 and expected pro forma 2006 financial data, which were provided in August 2006. The 2006 data excludes separation-related expenses of $22 million and restructuring charges of approximately $10-12 million. As discussed above, 2006 results are now expected to be much closer to the lower end of these ranges:

		2006E (August
		2006
	2005 (a)	Estimates)(a) (b)
		($ millions)

Revenue	$5,316	$5,600 - 5,800

EBITDA	$497	$400 - 440

Corporate interest expense, net	141	140 - 145

EBITDA less corporate interest expense	356	260 - 295

Non-vehicle depreciation and amortization	98	90 - 100

Pretax income	$258	$165 - 200

(a) The pro forma results and estimates give effect to the $1.875 billion of corporate borrowings completed in April 2006 and repayment of vehicle-backed debt with a portion of the net proceeds of such financing, removal of Corporate-allocated general overhead costs, the incurrence of stand-alone public company costs, elimination of the interest income on the intercompany balance with Corporate, and increased truck lease financing costs due to the separation. These estimates exclude the impact of separation-related expenses of $22 million during 2006 and the planned fourth quarter 2006 restructuring charge of approximately $10-12 million.
(b) Full-year estimates may not total because actual results for each item are not all expected to be at the lowest or highest end of the expected range.

The Company also announced that it estimates that domestic fleet costs will increase approximately 10% per vehicle in 2007 compared to 2006. This rate of increase reflects even higher percentage increases from vehicle manufacturers offset by a series of mitigating actions, including lengthening projected vehicle hold periods and increasing the risk-vehicle (i.e., vehicles not subject to manufacturer repurchase programs) portion of the Company’s domestic fleet to 15 - 20% in 2007.
The Company also intends to reduce the impact of rising fleet costs on earnings through higher rental volumes, increased car rental pricing and rigorous expense controls. As a result, the Company estimates that its revenues, EBITDA and pretax income will increase in 2007 compared to its expected 2006 pro forma results. Despite this growth, the Company believes its margins in 2007, like those in 2006, will be below the levels the Company has achieved in prior years and therefore below the levels the Company may be capable of achieving when pricing and fleet costs normalize to a more balanced position.
Investor Conference Call
 Avis Budget Group will host a conference call to discuss third quarter results on Thursday, November 9, 2006, at 9:00 a.m. (ET). Investors may access the call live at www.avisbudgetgroup.com or by dialing (719) 785-9449. A web replay will be available at www.avisbudgetgroup.com following the call. A telephone replay will be available from 2:00 p.m. (ET) on November 9, 2006 until 8:00 p.m. (ET) on November 16, 2006 at (719) 457-0820, access code: 1630349.
About Avis Budget Group, Inc.
 Avis Budget Group (NYSE: CAR) is a leading provider of vehicle rental services, with operations in more than 70 countries. Through its Avis and Budget brands, the company is the largest general-use vehicle rental company in each of North America, Australia, New Zealand and certain other regions. Avis Budget Group is headquartered in Parsippany, N.J. and has more than 30,000 employees. For more information about Avis Budget Group, visit www.avisbudgetgroup.com.
Forward-Looking Statements
 Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates”, “plans”, “may increase”, “may fluctuate” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are generally forward-looking in nature and not historical facts. Any statements that refer to expectations or other characterizations of future events, circumstances or results are forward-looking statements.
Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this press release include, but are not limited to the high level of competition in the vehicle rental industry, increased costs for new vehicles, a downturn in airline passenger traffic, an occurrence or threat of terrorism, a significant increase in interest rates or borrowing costs, the Company’s ability to make changes necessary to operate independently following completion of the separation in a cost-efficient fashion, risks inherent in the restructuring of the operations of Budget Truck Rental, including our ability to estimate the amount and timing of the charge we expect to record in the fourth quarter of 2006, our ability to complete the calculations required by the transactions related to the separation of Cendant Corporation in order to meet our planned timing for filing our Form 10-Q for third quarter 2006 and the timely receipt of additional information from PHH and whether that information is inconsistent with the information received to date. Other unknown or unpredictable factors also could have material adverse effects on Avis Budget Group’s performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release may not occur. You are cautioned not to place undue reliance on these forward-

looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in Avis Budget Group’s Quarterly Report on Form 10-Q for the period ended June 30, 2006, included under headings such as “Forward-Looking Statements”, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”. Except for the Company’s ongoing obligations to disclose material information under the federal securities laws, the Company undertakes no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless required by law.
This release includes certain non-GAAP financial measures as defined under SEC rules. As required by SEC rules, important information regarding such measures is contained on Table 5 to this release.

Contacts
Media Contacts:	Investor Contact:
John Barrows	David Crowther
973-496-7865	973-496-7277

Susan McGowan
973-496-3916
#   #   #
Tables Follow

Table 1
Avis Budget Group, Inc.
SUMMARY DATA SHEET
(Dollars in millions)

	Third Quarter			Nine Months Ended September 30,
	2006	2005	% Change	2006	2005	% Change
Income Statement Items
Net revenues	$1,566	$1,547	1%	$4,358	$4,075	7%
Income (loss) before income taxes	(461)	8	*	(669)	5	*

	As of

	September	December 31,
	30, 2006	2005

Balance Sheet Items
Cash and cash equivalents (A)	$379	$546
Vehicles, net	7,535	7,509
Debt under vehicle programs	6,063	7,909
Corporate debt	1,866	3,508

Segment Results
	Third Quarter			Nine Months Ended September 30,

	2006	2005	% Change	2006	2005	% Change

Net Revenues (B)
Domestic Car Rental	$1,190	$1,169	2%	$3,366	$3,100	9%
International Car Rental	222	192	16%	574	488	18%
Truck Rental	141	169	(17%)	371	419	(11%)

Total core operating segments	1,553	1,530	2%	4,311	4,007	8%
Corporate and Other	13	17	*	47	68	*

Avis Budget Group, Inc.	$1,566	$1,547	1%	$4,358	$4,075	7%

EBITDA (C)
Domestic Car Rental	$57	$91	(37%)	$160	$212	(25%)
International Car Rental	44	41	7%	86	87	(1%)
Truck Rental	20	41	(51%)	40	68	(41%)

Total core operating segments	121	173	(30%)	286	367	(22%)
Corporate and Other (D)	(194)	(73)	*	(355)	(169)	*

Avis Budget Group, Inc.	$(73)	$100	(173%)	$(69)	$198	(135%)

Reconciliation of EBITDA to Pretax Income
Total Company EBITDA	$(73)	$100		$(69)	$198
Less: Non-vehicle related depreciation and amortization	25	31		81	87
Non-vehicle related interest expense, net (E)	363	61		519	106

Income (loss) before income taxes	$(461)	$8	*	$(669)	$5	*

*	Not meaningful.

(A)	The balance at September 30, 2006 includes $194 million of cash which will be utilized to pay separation costs or will be distributed to Realogy and Wyndham.

(B)	For comparability purposes, vehicle rental revenue has been grossed-up by $97 million and $262 million during the three and nine months ended September 30, 2005, respectively, to reflect a change in accounting presentation during fourth quarter 2005 to be consistent with industry competitors. This change had no impact on EBITDA.

(C)	See Table 5 for a description of EBITDA.

(D)	Corporate and Other includes separation-related expenses of $147 million and $201 million during the three and nine months ended September 30, 2006, respectively. Corporate and Other also includes amounts that were previously allocated to the Company’s former subsidiaries now classified as discontinued operations.

(E)	Includes expense of $313 million related to the early extinguishment of corporate debt for the three and nine months ended September 30, 2006.

Table 2
Avis Budget Group, Inc.
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(In millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Revenues
Vehicle rental	$1,253	$1,242	$3,469	$3,244
Other	313	305	889	831

Net revenues	1,566	1,547	4,358	4,075

Expenses
Operating	823	744	2,204	1,987
Vehicle depreciation and lease charges, net	383	341	1,077	899
Selling, general and administrative	179	275	670	738
Vehicle interest, net	87	87	253	227
Non-vehicle related depreciation and amortization	25	31	81	87
Interest on corporate debt, net:
Interest expense (A)	50	61	206	106
Early extinguishment of debt	313	—	313	—
Separation costs (B)	167	—	223	—
Restructuring charges	—	—	—	26

Total expenses	2,027	1,539	5,027	4,070

Income (loss) before income taxes	$(461)	$8	$(669)	$5

(A)	Includes $35 million and $65 million of interest expense incurred on $1,875 million of borrowings of Avis Budget Car Rental, LLC during the three and nine months ended September 30, 2006, respectively.

(B)	Represents costs we incurred in connection with the execution of the plan to separate Cendant into four independent companies. For the three months ended September 30, 2006, we incurred $16 million, $1 million, $3 million and $147 million of such costs within Domestic Car Rental, International Car Rental, Truck Rental and Corporate and Other, respectively. For the nine months ended September 30, 2006, we incurred $18 million, $1 million, $3 million and $201 million of such costs within Domestic Car Rental, International Car Rental, Truck Rental and Corporate and Other, respectively.

Table 3
Avis Budget Group, Inc.
SEGMENT REVENUE DRIVER ANALYSIS

	Third Quarter			Nine Months Ended September 30,
	2006	2005	% Change	2006	2005	% Change
CAR RENTAL

Domestic Car Rental Segment

Rental Days (000’s) (A)	24,305	25,122	(3%)	69,251	67,434	3%
Time and Mileage Revenue per Day (A)	$40.14	$38.11	5%	$39.63	$37.52	6%
Average Rental Fleet	344,853	353,755	(3%)	338,678	327,823	3%

International Car Rental Segment

Rental Days (000’s) (A)	4,019	3,598	12%	10,518	9,140	15%
Time and Mileage Revenue per Day (A)	$40.09	$39.10	3%	$39.49	$38.99	1%
Average Rental Fleet	59,491	52,895	12%	53,593	46,055	16%

Total Car Rental

Rental Days (000’s) (A)	28,324	28,720	(1%)	79,769	76,574	4%
Time and Mileage Revenue per Day (A)	$40.13	$38.23	5%	$39.62	$37.69	5%
Average Rental Fleet	404,344	406,650	(1%)	392,271	373,878	5%

TRUCK RENTAL SEGMENT

Rental Days (000’s) (A)	1,271	1,509	(16%)	3,484	3,943	(12%)
Time and Mileage Revenue per Day (A)	$91.60	$95.53	(4%)	$88.61	$90.73	(2%)
Average Rental Fleet	30,997	32,819	(6%)	30,832	32,248	(4%)

(A)	Rental days and time and mileage revenue per day are calculated based on the actual usage of the vehicle during a 24-hour period. Our calculation of rental days and time and mileage revenue per day may not be comparable to the calculation of similarly-titled statistics by other companies.

Table 4
Avis Budget Group, Inc.
UNAUDITED PRO FORMA SELECTED FINANCIAL DATA AND ESTIMATES FOR AVIS BUDGET CAR RENTAL, LLC
(In millions)
The following table presents our unaudited pro forma financial data for the three month periods ended September 30, 2006 and 2005 and twelve months ended December 31, 2005. The table also includes forward-looking estimates for the twelve month period ended December 31, 2006, which were previously provided in August, and as discussed in the press release, full year 2006 results for Avis Budget Car Rental, LLC are now expected to be much closer to the lower end of the ranges. All of these financial data are for Avis Budget Car Rental, LLC and its subsidiaries, the companies that comprise Avis Budget Group, Inc.’s vehicle rental business. The estimates were derived from our selected historical financial data and adjusted to give effect to the following pro forma transactions:
•	Establishment of a $2.375 billion senior credit facility, of which $856 million was drawn at September 30, 2006

•	Issuance of $1.0 billion of senior unsecured notes

•	Repayment of approximately $1.875 billion of debt under vehicle programs from proceeds of the credit facility and the senior notes

•	Elimination of interest income related to intercompany balances

•	Reversal of allocated corporate general overhead costs and inclusion of estimated stand-alone corporate costs
The unaudited pro forma financial data assume that the pro forma transactions occurred on January 1, 2005. Management believes that the assumptions used to derive the unaudited pro forma financial data are reasonable under the circumstances and given the information available. The unaudited pro forma financial data have been provided for informational purposes only and are not necessarily indicative of the financial condition or results of future operations or the actual results that would have been achieved had the pro forma transactions occurred on the date indicated. Please see the “Forward-Looking Statements” section included elsewhere herein for more information concerning forward-looking statements or projections.

	2005 Pro Forma			2006 Pro Forma
	Third Quarter	Fourth Quarter	Full Year	Third Quarter	Full Year(*)
Revenues	$1,530	$1,308	$5,316	$1,553	$5,600-$5,800

EBITDA	$186	$83	$497	$141	$400-$440
Interest on corporate debt (A)	35	35	141	36	140-145

EBITDA less interest on corporate debt (EBTDA)	151	48	356	105	260-295
Non-vehicle depreciation and amortization (B)	27	24	98	24	90-100

Pretax income	$124	$24	$258	$81	$165-$200

The following table and footnotes provide further details on the adjustments made to arrive at the pro forma data.
Reconciliation of Avis Budget Car Rental EBITDA to Avis Budget Car Rental pro forma EBITDA:

	2005			2006
	Third Quarter	Fourth Quarter	Full Year	Third Quarter	Full Year(*)
Avis Budget Car Rental EBITDA	$173	$72	$439	$121	$390-$430

Adjustments:
Remove general corporate overhead (C)	14	14	56	16	64
Remove vehicle and intercompany interest, net (D)	13	11	58	—	8
Remove separation costs (E)	—	—	—	20	—
Add public company costs (F)	(14)	(14)	(56)	(16)	(64)

Total adjustments	13	11	58	20	8

Pro forma EBITDA	$186	$83	$497	$141	$400-$440

(*)	Estimates are as of August 2006. Number may not add due to rounding.

(A)	Represents interest expense on the April financings.

(B)	Includes additional depreciation & amortization associated with assets transferred from the corporate parent of Avis Budget Car Rental in conjunction with the separation transactions.

(C)	Represents allocated general corporate overhead costs, which will be replaced by stand-alone corporate costs.

(D)	Represents the removal of intercompany interest income on the intercompany balance with the corporate parent of Avis Budget Car Rental and removal of interest expense related to debt under vehicle programs, as associated debt was repaid with proceeds from the credit facility and senior notes and impact of increased Truck financing costs due to the separation transaction.

(E)	Full-year 2006 reported estimates exclude the impact of separation-related expenses and the expected fourth quarter restructuring charge.

(F)	Estimate of costs to be incurred to operate as a stand-alone public company without Realogy, Wyndham and Travelport.

Table 5
Avis Budget Group, Inc.
DEFINITIONS AND RECONCILIATIONS OF NON-GAAP MEASURES
The accompanying press release includes certain non-GAAP (generally accepted accounting principles) financial measures as defined under SEC rules. As required by SEC rules, we have provided below the reasons we present these non-GAAP financial measures and a description of what they represent together with a reconciliation to the most comparable financial measure calculated and presented in accordance with GAAP.
DEFINITIONS
EBITDA
The accompanying press release presents EBITDA for Avis Budget Car Rental, LLC (“ABCR”), which represents income from continuing operations before non-vehicle related depreciation and amortization, non-vehicle related interest (other than intercompany interest related to tax benefits and working capital advances) and income taxes. We believe that EBITDA is useful as a supplemental measure in evaluating the aggregate performance of our operating businesses. EBITDA is the measure that is used by our management, including our chief operating decision maker, to perform such evaluation. It is also a component of our financial covenant calculations under our credit facilities, subject to certain adjustments. EBITDA should not be considered in isolation or as a substitute for net income or other income statement data prepared in accordance with GAAP and our presentation of EBITDA may not be comparable to similarly-titled measures used by other companies.
EBITDA excluding separation costs
The accompanying press release presents EBITDA for ABCR, excluding separation costs. We believe that EBITDA excluding separation costs is useful as a supplemental measure in evaluating the aggregate performance of our operating businesses. We exclude separation costs as such costs are not representative of the results of operations of our core businesses at September 30, 2006. Additionally, management believes excluding such costs presents our EBITDA for the three and nine months ended September 30, 2006 on a more comparable basis to the corresponding periods in 2005, thereby providing greater transparency into the results of operations of our core businesses at September 30, 2006.
Income before income taxes, excluding separation costs
The accompanying press release presents income before income taxes, excluding separation costs. We believe that income before income taxes, excluding separation costs is useful as a supplemental measure in evaluating the aggregate performance of our operating businesses. We exclude separation costs as such costs are not representative of the results of operations of our core businesses at September 30, 2006. Additionally, management believes excluding such costs presents our third quarter 2006 income before income taxes on a more comparable basis to 2005, thereby providing greater transparency into the results of operations of our core businesses at September 30, 2006.
RECONCILIATIONS
Reconciliation of Avis Budget Car Rental, LLC EBITDA before separation costs to pretax income

		Nine Months
		Ended
	Third Quarter	September 30,
	2006	2006
Total Avis Budget Car Rental, LLC EBITDA	$121	$286
Add: Separation costs	20	22

EBITDA before separation costs	141	308
Less: Non-vehicle related depreciation and amortization	23	64
Interest on corporate debt, net	33	61

Income before income taxes, excluding separation costs	85	183
Less: Separation costs	20	22

Income before income taxes	$65	$161

Reconciliation of income (loss) before income taxes to income (loss) before income taxes, excluding separation costs

Third Quarter
2006
Income (loss) before income taxes	$(461)
Add: Separation costs	480

Income (loss) before income taxes, excluding separation costs	$19